Exhibit 10.27

                          MANAGEMENT SERVICES AGREEMENT

     This MANAGEMENT SERVICES AGREEMENT (the "Agreement") is entered into on January 14, 2002 by and between HOLLYWOOD SERVICES, INC., a Delaware corporation ("Management Co.") and BASELINE, INC., a Delaware corporation (the "Company").

1.   RECITALS.

     1.1. The Company compiles, produces and licenses data related to the entertainment industry (the "Business").

     1.2. Management Co. has the ability, personnel and facilities required to provide various Services (as defined below) required by the Company in connection with the Business.

     1.3 The Company desires to utilize Management Co.'s Services, and Management Co. is willing to provide such Services pursuant to the terms and conditions set forth herein.

     1.4 Management Co. currently indirectly owns eighty percent (80%) of the outstanding equity of the Company.

2.   TERM.

     Management Co. will provide the Services for the benefit of the Company commencing as of the date first set forth above. Either party hereto may terminate this Agreement for any or no reason upon one hundred and eighty
     (180) days written notice to the other party. In addition, Management Co. may terminate this Agreement if any payment by Company hereunder is more than 30 days past due. Following any termination of this Agreement, the parties shall cooperate fully to efficiently transfer all services being performed by Management Co. to Company or another party designated by Company.

3.   SERVICES.

     Management Co. will perform the following services (the "Services") for the benefit of, and on behalf of, the Company:

     3.1. Cash Management. Monitor and collect the Company's accounts receivable, and monitor and pay the Company's accounts payable from and out of collections.

     3.2. Accounting and Financial Reporting. Maintain general ledger; prepare, on a quarterly basis, balance sheets, income statements and statements of cash flows for the Company and other financial reports requested by the Company; compile data required by the Company and its tax accountants for the preparation of the Company's tax returns and similar filings.

     3.3. Human Resources. Provide human resources administration, including payroll and benefits administration, 401(K) administration, and coordination of performance review procedures.

     3.4. Business and Legal Affairs. Provide day-to-day business and legal affairs services for all of the Company's operations, including review of all contracts (with the Company to engage outside counsel for litigation and otherwise when appropriate).

     3.5. Technology. Provide information technology management services, hosting of Company's primary website, database management and backup, and integration of Baseline and Filmtracker websites.

     3.6. Stock Option Benefits. Issue options to buy common stock to Company's employees in amounts and on terms consistent with Management Co.'s standard practices.

     3.7. Insurance. Negotiate and arrange for insurance coverage for Company's business in amounts and on terms consistent with Management Co.'s standard practices. A pro rata portion of all insurance premiums will be paid by Company directly.

4.   FEES AND EXPENSES.

     4.1. For performing the Services described in Section 3, Management Co. is entitled to a fee of:

          (a) Two Hundred and Forty Thousand Dollars ($240,000) per year (the "Fee"), payable in arrears monthly in twelve (12) equal installments of Twenty Thousand Dollars ($20,000). The Fee shall be prorated for any partial year during which Management Co. provides services hereunder; and

          (b) any actual, reasonable, out-of-pocket costs and expenses incurred or paid by Management Co. on behalf of the Company, determined on a direct or allocated basis, including, but not limited to costs associated with benefits of Company's employees paid by Management Co. (including the Management Co.'s 401(k) plan available to Company's employees), travel expenses of Management Co.'s employees, software or hardware purchased by Management Co. on behalf of Company and insurance premiums paid by Management Co. on behalf of Company.

     4.2. Management Co. will bill the Company, on an aggregate basis, for the amounts due under Section 4.1 (b) not more often than once per month, in arrears. Ten business days after delivery of an invoice, Management Co. may pay to itself the amount due from the Account described in
          Section 5.2 below. If the Company disputes all or any portion of the amount sought within 10 business days of receipt of an invoice, Management Co. may only pay itself the undisputed portion of such fees and expenses, and the parties will meet promptly to resolve the disputed portion. The Company's failure to dispute an invoice within such 10 business day period will not be a waiver of its audit rights, which are described in Section 5.3 below or the Company's right to dispute that the fees, costs or expenses are not approved by the Company. Although Management Co. is authorized to pay such fees and expenses from the Account pursuant to Section 5.2, it is expressly understood that in the event there are insufficient funds in the Account to pay the amount due, the Company will timely tender the necessary funds to pay such fees and expenses.

5.   RELATIONSHIP OF PARTIES; ACCOUNT MAINTENANCE.

     5.1. Agent. Management Co. will perform the Services as an agent of the Company. As agent, Management Co. will have the right to collect and remit money on the Company's behalf.

     5.2. Cash Management. Management Co. will maintain a segregated bank account (the "Account") either in the Company's name or in Management Co.'s name with an indication that it is in trust for the Company. Management Co. will deposit any payments to the Company, or other funds belonging to the Company that it receives, directly into the Company's Account. A duly authorized officer of Management Co. will be a signatory on the Account. All accounts payable and other invoices payable by the Company will be approved by a proper representative of the Company prior to payment by the Management Co. from the Account; provided that Management Co. shall not require specific approval of reoccurring, ordinary operating expenses such as the Company's payroll, payroll taxes, benefits and similar items following their original approval. Management Co. will provide the Company with copies of all bank statements for the Account, and all funds in the Account will be held by Management Co. in trust for the Company.

     5.3. Audit Rights. The Company will have the right to audit Management Co.'s books and records, as such books and records pertain to the Business, once every 12 months. The Company will give reasonable notice of its intent to audit, and the parties will attempt to schedule such audit so as to not unnecessarily interfere with the operations of Management Co. An invoice for fees and expenses will be deemed correct and no longer subject to dispute by the Company eighteen (18) months after the date of the Company's receipt of such invoice, unless such invoice is for services rendered during a pending audit. If an audit determines that there is any discrepancy in amounts owed by one party to the other, such amounts will immediately be paid. The Company will be solely responsible for the costs of any audit; provided, however, that if an audit determines that Management Co. overcharged the Company for fees and expenses by more than 10% of the amount actually owed for any month then Management Co. will reimburse the Company the reasonable costs and expenses incurred in connection with such audit.

6.   MISCELLANEOUS.

     6.1. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, proposals, or understandings, whether written or oral, and no representative of the Company or Management Co. is authorized to amend the terms hereof except as provided in the following sentence. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company or Management Co. therefrom, will be effective unless set forth in writing and signed by authorized agents of both parties.

     6.2. If any term or condition of this Agreement is held invalid or unenforceable, the remainder of the Agreement will not be affected thereby and each remaining term and condition will be valid and enforceable to the fullest extent permitted by law.

     6.3. The Services provided hereunder and any rights and duties associated therewith may not be assigned or transferred by Management Co. without the prior written consent of the Company, which consent will not be unreasonable withheld or delayed; provided, however, that an assignment to an affiliate of Management Co. does not require the consent of the Company.

     6.4. The Company will indemnify and defend Management Co. and its affiliates and permitted assigns, and their respective directors, officers, employees and agents (the "Management Co. Indemnified Parties") from and against (i) any and all claims that the activities or business of the Company infringe on the copyright or other intellectual property rights of any third party; (ii) any and all claims of any employee of the Company relating to his or her employment, including claims of breach or express or implied contract, benefits, wrongful termination, discrimination, or harassment, except to the extent such claims are the result of any action of or omission by Management Co.; (iii) any and all claims relating to or arising from lawful actions taken by Management Co. within the scope of its authority hereunder; or (iv) any costs or expenses (including reasonable attorneys fees) incurred by the Management Co. Indemnified Parties relating to any such claims.

     6.5. This Agreement will be governed and interpreted by and according to the laws of the State of Florida. In the event of any action relating to or arising out of the enforcement of this Agreement, the prevailing party in such action will be entitled to receive from the other party an award of reasonable attorneys' fees and costs (including any fees and costs incurred in connection with the enforcement of a judgment) incurred by such prevailing party.

     6.6. In no event will either party have any liability to the other or to any third-party whomsoever for consequential or incidental damages.

     6.7. Any notices required or permitted under this Agreement will be effective upon delivery when delivered by hand, by registered mail, return receipt requested or by telecopier (with confirmation) to the parties at the following addresses:

                  To:      Management Co.


                           Hollywood Services Inc.
                           2255 Glades Road, Suite 237W
                           Boca Raton, FL  33431
                           Attn: Chief Executive Officer
                           Fax: (561) 998-2974

                           With copies of all notices to:

                           Hollywood Services, Inc.
                           2255 Glades Road, Suite 237W
                           Boca Raton, FL  33431
                           Attn: General Counsel
                           Fax: (561) 998-2974

                  To:      Company

                           Baseline, Inc.
                           30 Irving Place, 5th Floor
                           New York, NY 10003
                           Fax: 212-529-3330

     6.8. The headings of the sections of this Agreement have been set forth for use of reference only and will not be used to construe or interpret the terms and conditions of this Agreement.

     6.9. This Agreement may be executed in one or more counterparts.

                                 MANAGEMENT CO.

                                 Hollywood Services, Inc.

                                  By: _______________________________
                                  Name:     Mitchell Rubenstein
                                  Title:    Chairman and Chief Executive Officer

                                 COMPANY

                                 Baseline, Inc.

                                 By: _______________________________
                                 Name:     Mitchell Rubenstein
                                 Title:    Co- Chief Executive Officer